AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (“Amendment”) is made this 11th day of September, 2020, between AB International Group Corp., a Nevada corporation (the “Company”) and Chiyuan Deng (“Employee”).

WHEREAS, the Company and Employee previously entered into an Employment Agreement on July 30, 2018 (the “Employment Agreement”); and

WHEREAS, the Company and Employee now desire to amend certain provisions of the Employment Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereto hereby agree to amend the Employment Agreement as follows:

Section 4 shall be replaced in its entirety with the following:

“4. COMPENSATION. Employer agrees to pay or cause to be paid the following to Executive for his services during the term of this Employment Agreement:

a. Salary. Employer shall pay the Employee $15,000 per month ($180,000 per Year). The monthly amount will be paid to Employee once a month on the 5th of each month. Company shall deduct or withhold any and all federal income and social security taxes and state and local taxes required by law, if applicable.

b. Common Shares. Employee received 4000,000 shares of common stock in Employer upfront for the six-year period of this Agreement. Employee will return to Employer for cancellation 266,667 shares of common stock that he received from the upfront issuance.

c. Annual Bonus. On January 1st of each calendar year the Agreement is in effect, Employer, under direction of its Board, may pay or cause to be paid a cash bonus or the equivalent in shares of common stock to Executive based upon the discretion of the Board.

d. Preferred Shares. 100,000 shares of Series A Preferred Stock in Employer.”

In all other respects, the remaining terms, covenants, conditions and provisions of the Employment Agreement shall continue in full force and effect to the extent provided in the Employment Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

AB International Group Corp.	Employee

By: /s/ Chiyuan Deng	By: /s/ Chiyuan Deng
Chiyuan Deng	Chiyuan Deng
Chief Executive Officer